UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

WAYNE SAVINGS BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

            N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 14, 2017, Wayne Savings Bancshares, Inc. mailed the following letter to its shareholders:

April 14, 2017

Dear Fellow Wayne Savings Stockholder:

Our Board of Directors has nominated Debra Marthey to continue in her seat on the Board. Ms. Marthey was the Treasurer of The J.M. Smucker Company for 15 years, and has deep ties to our Wayne County community.

Joseph Stilwell (and hedge funds he controls) is contesting Ms. Marthey’s reelection and has nominated Stephen Burchett to replace her. Mr. Burchett is a medical malpractice lawyer from Kentucky with a financial conflict of interest.

We believe the choice is clear. Please vote the enclosed WHITE proxy card today.

As you have no doubt seen, the Stilwell funds continue to send you letters. We believe that their letters continue to miss the mark.

•	Stilwell Claims: His nominee (Stephen Burchett) “will have a considerable incentive to maximize stockholder value ….”

•	Reality: Stilwell has granted Mr. Burchett an option for 50,000 shares. 90% of that option is only exercisable if the Bank is sold within 3 years. So Mr. Burchett would have a financial incentive to pursue a change-in-control even if staying independent or selling at a later time would create more value for you. That is not an incentive to maximize stockholder value. A sale of the bank that doesn’t maximize stockholder value would be bad for our shareholders, bad for our employees, and bad for our community.

•	Stilwell Claims: The Bank is a “poorly performing franchise.”

•	Reality: Wayne Savings has dramatically improved its operating metrics over the past several years. Since 2012, profitability as measured by ROE has improved 28%; dividends have increased 33%; Tangible Book Value per share has increased by over 10% while paying out 45% of earnings in dividends; and the Bank has further increased shareholder value and returned capital by buying back 6% of its outstanding shares.

-continued-

Corporate office: 151 North Market Street, Wooster, Ohio 44691 • 800.414.1103 • waynesavings.com

•	Stilwell Claims: The bank’s stock price has risen because Stilwell publicly suggested a sale of the Bank on May 26, 2016.

•	Reality: The numbers show that Stilwell’s statement didn’t make a difference. Our stock continued to trade in line with our peers and the S&P 500 for more than 45 days after Stilwell’s May 2016 statement.[1] Contrary to Stilwell’s assertions, it is our strong operating performance that resulted in a 96.8% increase in our stock price over the last five years, beating the S&P 500 by almost 28 points (69.0%) – which clearly suggests that shareholders have benefited from the input and guidance of current board members including our nominee Debra Marthey.

At Wayne Savings, shareholder value has been built by the efforts of our employees, management and Board, all with the support of our customers and our strong local community – not by the actions of Mr. Stilwell and his hedge funds.

Our core strategy moving forward continues to be what we have indicated in the past:

•	Positioning WAYN as one of the premier financial institutions in the markets we serve
•	Focusing on continuing to build shareholder value
•	Increasing ROE and ROA
•	Working with our CEO search firm to find the right CEO to lead Wayne Savings for the next decade and beyond

We urge you to vote for the Board’s candidates by returning the WHITE proxy card. You should do this even if you have already sent in the Stilwell fund’s green card – your WHITE proxy card will supersede any previously executed green card and cause your votes to be cast for the Board’s nominees. We urge you to disregard any future mailings or proxy cards that you receive from the Stilwell group.

If you have any questions or would like us to contact you, please do not hesitate to reach out to our investor relations department at (330) 287-2857. You can also call our proxy solicitor, Alliance Advisors, LLC, at (855) 601-2251.

On Behalf of the Board of Directors of Wayne Savings Bancshares, Inc.

Peggy J. Schmitz—Chair of the Board	Jonathan Ciccotelli—Lead Director

’

[1]	From May 26, 2016 to July 12, 2016, the trading price of WAYN’s stock rose 0.24%, versus 0.65% for WAYN’s thrift peers and 2.97% for the S&P 500.

Corporate office: 151 North Market Street, Wooster, Ohio 44691 • 800.414.1103 • waynesavings.com

Additional Information

In connection with its 2017 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. has filed a definitive proxy statement and other documents regarding the 2017 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and is mailing its definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2017 Annual Meeting of Stockholders.

SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AFTER THE DATE OF THE PROXY STATEMENT. THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Investors and security holders are able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Wayne Savings at its website, http://ir.waynesavings.com, or by writing to Wayne Savings Bancshares, Inc., 151 North Market Street, Wooster, Ohio 44691, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2017 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 25, 2017 as filed with the SEC on Schedule 14A.

Forward-Looking Statements

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2016. The forward-looking statements in this letter speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

Corporate office: 151 North Market Street, Wooster, Ohio 44691 • 800.414.1103 • waynesavings.com